UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 26, 2006
Digi International Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17972	41-1532464

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11001 Bren Road East
Minnetonka, Minnesota	55343

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 912-3444
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
Employment Agreement with Mr. Dunsmore
     On September 27, 2006, Digi International Inc. (the “Company”) entered into a new employment agreement with Joseph T. Dunsmore, the Chairman, President and Chief Executive Officer of the Company. The agreement provides that Mr. Dunsmore will be paid an annual base salary of $375,000. Pursuant to the agreement, Mr. Dunsmore is entitled to an annual cash performance bonus equal to 100% of his base salary, provided that the objectives set by the Compensation Committee of the Board of Directors for that fiscal year are met. If some or all of the objectives are not met for a fiscal year, then the Compensation Committee will determine in its discretion what portion of the target bonus amount, if any, will be paid to Mr. Dunsmore. If the objectives set by the Compensation Committee for a cash performance bonus are exceeded for a fiscal year, the Compensation Committee may, in its discretion, award Mr. Dunsmore a bonus that is larger than the target bonus. The Compensation Committee will also consider annually whether to make a stock option award to Mr. Dunsmore. If the Company terminates Mr. Dunsmore’s employment for any reason other than for cause (as defined in the agreement), Mr. Dunsmore will be entitled to receive his base salary for a period of 24 months following the date of termination. The Company would also be obligated to pay a pro-rata bonus based on the number of months worked in the fiscal year in which his employment was terminated and the Company’s performance against objectives set for that year. Mr. Dunsmore would only be entitled to his severance benefits under the agreement if he executed a full release of claims against the Company.
Executive Officer Compensation
     On September 26, 2006, the Compensation Committee of the Board of Directors of the Company approved the following base salary and bonus targets for fiscal 2007, which represent changes from 2006:

Name:	Base Salary	Bonus Target
Lawrence A. Kraft	$200,000	100%
Joel K. Young	$208,000	80%
Base salary and bonus targets for Messrs. Dunsmore and Krishnan remain unchanged from 2006:

Name:	Base Salary	Bonus Target
Joseph T. Dunsmore	$375,000	100%
Subramanian Krishnan	$241,500	100%
Bonus targets for all executive officers are expressed as a percentage of base salary. The Compensation Committee also set performance objectives for executive officers at its meeting on September 26, 2006. For fiscal 2007, bonuses will be determined based on achievement of the following as measured by organic performance (exclusive of any performance achieved through acquisitions):
•	40% of the bonus target is payable upon achievement of the approved quarterly financial objectives discussed below, and

•	60% of the bonus target is payable upon achievement of the approved annual financial objectives discussed below.
The Compensation Committee also set the following financial objectives for executive officers of the Company. Quarterly financial objectives for Messrs. Dunsmore, Krishnan and Young are related to revenue and profitability and for Mr. Kraft are related to revenue, revenue from emerging technology, and profitability. Annual financial objectives for Messrs. Dunsmore and Krishnan are related to revenue, profitability and cash balance, for Mr. Kraft are related to revenue, revenue from certain product lines, profitability and design wins, and for Mr. Young are related to revenue and profitability.

     An additional bonus of up to 50% of bonus target is payable to all executive officers upon achievement of revenues in excess of the annual revenue objective based upon organic performance and incremental profitability to ensure self-funding of such bonuses.
     The executive officers will also be entitled to an additional bonus payment of up to 50% of bonus target based on successfully completed acquisitions during the year that meet certain requirements for cumulative projected annual revenue.
Amendment to 2000 Omnibus Stock Plan
     On September 27, 2006, the Company’s Board of Directors amended and restated the Company’s 2000 Omnibus Stock Plan. The amendment to the plan effects the following changes:
•	Alters the definition of “Fair Market Value” so that, as of any date, “Fair Market Value” equals the closing sale price of a share of the Company’s common stock as of such date, or if no sale of shares of common stock occurred on that date, on the next preceding day on which a sale of shares of common stock occurred, and

•	Conforms the plan to reflect the fact that NASDAQ is now a registered securities exchange, not an inter-dealer quotation system.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On September 27, 2006, the Board of Directors of the Company elected Joel K. Young, age 41, as the Company’s Senior Vice President of Research and Development and Chief Technical Officer, effective immediately. Mr. Young joined the Company in July 2000 as Vice President of Engineering and was named Vice President of Research and Development and Chief Technical Officer in November 2005. Prior to joining the Company, Mr. Young served as a Vice President for Transcrypt International, a provider of encryption products, in various engineering, sales and marketing positions from February 1996 to June 2000. Before that, he held various engineering and management positions at AT&T and AT&T Bell Laboratories from 1986 to 1996. When he left AT&T, he was a District Manager responsible for creating new business services.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGI INTERNATIONAL INC.
Date: September 29, 2006	By:	\s\ Subramanian Krishnan
Subramanian Krishnan
Senior Vice President, Chief Financial Officer and Treasurer